Exhibit (a)(9)
NEWS RELEASE: May 25, 2007
Harbinger Capital Partnerssm Announces Openwave Tender Offer Information Website:
www.dealdetail.com
New York, NY /PR Newswire/ Harbinger (as defined below) today announced that it has launched a website for stockholders, employees, customers and partners of Openwave Systems, Inc. (“Openwave”). The website contains important information regarding its offer (the “Offer”) to acquire 40,389,560 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Openwave and the associated rights issued under Openwave’s rights plan to purchase certain shares of its preferred stock (the “Rights” and, together with the Common Stock, the “Shares”).
Howard Kagan, a Managing Director of Harbinger, said today, “We firmly believe that full stockholder participation in our Offer will provide the most attractive outcome for all shareholders, employees and customers of Openwave. We believe Openwave has the potential to return to its leading position in telecommunications software development and we encourage all stakeholders to visit our website to learn more about our Offer.”
The Offer is being made through Oreo Acquisition Co., LLC (“Purchaser”), a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, with Purchaser, “Harbinger”).
Harbinger and its affiliates currently own 11,110,000 Shares of Openwave, representing approximately 13% of the Shares outstanding. The 40,389,560 Shares sought in the Offer represent approximately 49% of the outstanding Shares, which, together with the other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares.
If more than 40,389,560 Shares are validly tendered prior to the Expiration Time (as defined below), Harbinger will pay for only 40,389,560 of the Shares on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares), subject to the terms and conditions set forth in the Offer to Purchase (as defined below).
The Offer expires at 12:00 midnight, New York City time, on Tuesday, June 19, 2007, or such later date and time to which Purchaser extends the Offer (the “Expiration Time”).
IMPORTANT INFORMATION
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an offer to purchase and related materials. In connection with the tender offer, Harbinger has filed a Tender Offer Statement on Schedule TO (containing an offer to purchase (the “Offer to Purchase”), a letter of transmittal and related materials) with the Securities and Exchange Commission on May 22, 2007. Investors and security holders of Openwave are advised to read these disclosure materials and other disclosure materials, when they are filed and become available (collectively, the “Disclosure Materials”), because these materials will contain important information. You should consider the information contained in the Disclosure Materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the Disclosure Materials as well as any documents filed by Openwave with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. The Disclosure Materials may also be obtained from the information agent for the tender offer at no cost after the tender offer is commenced.

CAUTIONARY STATEMENTS
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offer and our plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.
For further information contact:
John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation
Telephone: (205) 987-5576
E-mail: Jmccullough@harbert.net
or
John Dooley
Taylor Rafferty
Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com